EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) relating to the beneficial ownership of common stock of Unity Biotechnology, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 11, 2019	Mayo Foundation for Medical Education and Research

	By:	/s/ Harry N. Hoffman
	Name:	Harry N. Hoffman
	Title:	Co-Chief Investment Officer

Dated: February 11, 2019	Mayo Clinic

	By:	/s/ Harry N. Hoffman
	Name:	Harry N. Hoffman
	Title:	Co-Chief Investment Officer